Exhibit 99.1

CytoSorbents Reports Record Third Quarter 2020 Financial Results

CytoSorbents reports record Q3 2020 Total Revenue of $10.5 million, including a 79% increase in Product Sales to $10.2 million, with $34.5 million in trailing 12-month Product Sales

MONMOUTH JUNCTION, N.J., November 4, 2020 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports its full financial and operational results for the quarter ending September 30, 2020.

Third Quarter 2020 Financial Results:

•	Total revenue for Q3 2020 was approximately $10.5 million, a 73% increase from $6.1 million in Q3 2019
•	Q3 2020 product revenues were approximately $10.2 million, an increase of 79% from $5.7 million for Q3 2019
•	Trailing twelve months product sales for the period ending September 30, 2020 were approximately $34.5 million
•	Gross margin on total revenues grew to $7.7 million in Q3 2020, an increase of $3.3 million or 74% from Q3 2019
•	Product gross margins for Q3 2020 were approximately 74%, compared to 77% for Q3 2019, but up from 70% from Q2 2020, primarily as a result of the increase in the percentage contribution of lower margin distributor sales as well as additional costs related to COVID-19 incentive payments to employees as a result of the continued rapid ramp-up of production during Q3 2020
•	Cash balances at September 30, 2020 were approximately $88.0 million, compared to approximately $35.1 million at June 30, 2020 as a result of the July 24, 2020 equity financing

Third Quarter 2020 Operational Highlights:

•	More than 110,000 cumulative CytoSorb treatments have been delivered to date, up approximately 51% from a year ago

•	Completed a $57.5 million equity financing, including the underwriter’s overallotment, in July 2020 led by Cowen and SVB Leerink, with co-manager, B. Riley FBR, netting approximately $53.8 million in cash after fees
•	Initiation of healthcare analyst coverage by SVB Leerink analyst Danielle Antalffy and Jefferies analyst Anthony Petrone
•	Undertook multiple activities in preparation to resume the REFRESH 2-AKI Trial, following the recommendation of the Data Monitoring Committee after a favorable review of safety data
•	Awarded a $4.4 million contract by the U.S. Department of Defense to complete HemoDefend-BGA adsorber pre-clinical development to enable “Universal Plasma” and safer whole blood transfusions
•	Established U.S. collaborations with Terumo Cardiovascular, InvoSurg Inc., and Surgical Partners to commercialize CytoSorb in a total of 25 states under the FDA Emergency Use Authorization allowing the use of CytoSorb in adult, critically-ill COVID-19 patients with imminent or confirmed respiratory failure
•	Began actively enrolling patients in the “CytoSorb Therapy in COVID-19 ICU Patient” (CTC) Registry
•	Hosted the webinar, “The Use of CytoSorb® for Antithrombotic Drug Removal” with presentations by Dr. C. Michael Gibson, Dr. Robert Storey, and Dr. Michael Schmoeckel.
•	In recognition of World Sepsis Day 2020 and Sepsis Awareness Month that highlight the need to prevent the 11 million lives lost each year due to sepsis, including the 1.2 million lives lost to COVID-19 related sepsis in this year alone, we sponsored the World Sepsis Meeting, the Sepsis Alliance’s SEPSIS HEROES Gala and Sepsis Alliance Summit, and multiple COVID-19 webinars
•	Achieved registration of CytoSorb in Brazil and expanded usage of CytoSorb throughout many countries in Latin America for COVID-19 and other critical illnesses

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents stated, “We believe we are in an excellent position for continued growth and success, with another outstanding quarter of record sales and cumulative treatments delivered. These results were driven by steady growth in our core markets of critical care and cardiac surgery, and robust global sales to help treat critically-ill patients stricken with COVID-19. Product gross margins also improved sequentially from Q2 2020 to 74%, reflecting our improved manufacturing efficiencies and a reduction in ramp-up costs related to COVID-19.”

“With our strong financial performance and solid cash position, coupled with strong current and anticipated demand for CytoSorb, we are aggressively executing upon our clinical trial and sales growth strategy to continue our momentum into 2021 and beyond. These include the following multiple initiatives:

Clinical Strategy:

•	Company Sponsored Clinical Trials: We have consolidated and expanded our U.S. and E.U. Clinical Development group under the leadership of Chief Medical Officer Dr. Efthymios Deliargyris to support a multi-year international clinical trial strategy (to be discussed further on today’s earnings call) that is intended to drive data generation and usage in key clinical applications with large market opportunities. These include company-sponsored clinical studies that are either underway, or will be initiated over the next 12 months in:

o	Critical care: Septic shock (PROCYSS), U.S. shock trial, and acute liver disease (HepOnFire)
o	Cardiac surgery: REFRESH 2-AKI pivotal trial, and anti-thrombotic, or “blood thinner” removal including ticagrelor (Brilinta®, Brilique®, AstraZeneca) under the U.K. TISORB and German CyTATION studies, to be extended with the international STAR (Safe and Timely Antithrombotic Removal) registry and U.S. STAR trials for removal of novel oral anticoagulants (NOACs) such as rivaroxaban (Xarelto®, Janssen and Bayer) and apixaban (Eliquis®, BMS and Pfizer)
•	FDA Breakthrough Designation: We believe we are very close to a regulatory path forward that is consistent with Breakthrough Designation status. In a recent meeting with FDA, we closely aligned around the pressing unmet medical need to remove ticagrelor during urgent and emergent cardiothoracic surgery, and discussed additional data that we believe support the very positive benefit-to-risk profile of CytoSorb for this application. This collaborative discussion was supplemented with the perspectives of invited experts in the field of cardiac surgery and antithrombotics, highlighting the clinical dilemma and serious consequences of blood thinners in cardiac surgery, with FDA assurances of a rapid review of some additional requested data that is being submitted
•	REFRESH 2-AKI Trial: As mentioned, we are actively working to resume this study, pending a resolution of COVID-19 restrictions, with multiple activities, including for example, site re-training and a renewal of materials and certain documents. Our target is to resume patient enrollment in Q1 2021
•	REMOVE Endocarditis Trial: Based upon recent discussions with the study investigators of this completed 250-patient, German government-funded, investigator initiated randomized controlled trial (RCT) in patients undergoing valve replacement surgery for infective endocarditis, they are working to have topline data from the study available before the end of this year, despite delays in data monitoring and analysis caused by COVID-19 at a number of trial sites. Full analysis of the study is expected in 1H-2021 with a publication submitted by mid-2021. If positive, we believe this can be a significant catalyst for growth
•	CTC COVID-19 Registry: The CTC registry is actively enrolling patients, primarily from U.S. centers, with an initial analysis planned for the end of this year. The registry is being opened up internationally, with the goal of consolidating data from the more than 30 countries worldwide where an estimated 2,800 COVID-19 patients have been treated to date with CytoSorb

Commercialization

•	Maximizing the COVID-19 opportunity: To date, there have been more than 48 million cases of COVID-19 worldwide, with 1.2 million deaths. New global cases have been rising rapidly, with approximately a half million new cases a day. COVID-19 cases are surging throughout Europe - with far more new daily cases than seen earlier in the pandemic, the Midwest United States, Russia, and many other countries. Unlike in the early pandemic, a greater percentage of patients are young, resulting in less severe disease and lower rates of hospitalization and deaths, for now. For example, mortality rates for critically-ill COVID-19 patients have been declining from a peak of approximately 42% in the early pandemic, where lack of resources such as mechanical ventilators, personnel, and anti-viral therapies, and a predominantly older, high-risk patient population, contributed to poor outcomes. The use of dexamethasone in mechanically ventilated patients has reduced mortality to about 29%, though the risk of death remains high, as is the need for more effective therapies. However, as the numbers of new cases grow, hospital and ICU bed occupancy has been steadily rising across Europe and in newly hit U.S. states in the Midwest, with the expectation that death rates could spike significantly. That said, new case series data received from multiple institutions on the use of CytoSorb in critically-ill COVID-19 patients on mechanical ventilation with or without extracorporeal membrane oxygenation, suggest positive outcomes in treated patients with hyperinflammation, with survival rates exceeding 80%. We believe we are well-positioned in Europe to help with the current COVID-19 crisis. Meanwhile, in the U.S., we have already established a commercialization network for CytoSorb in half of the United States and are actively establishing a network in many of the currently hard-hit areas of the Midwest. All of these activities are in preparation for what is expected to be a difficult and busy winter season for COVID-19 infection throughout the U.S. and around the world. We believe COVID-19 will continue to be a significant contributor to revenue in Q4 2020 and potentially in Q1 2021

•	Returning to the Pre-COVID-19 Growth Strategy: Prior to COVID-19, we were already executing on an ambitious plan for growth. As COVID-19 declines in importance in 2021 with the expected approval of multiple vaccines early in the year, we plan to return to this growth strategy
o	Focus on Driving both Direct and Distributor Sales: We believe 2020 product sales to date have demonstrated the power of this dual engine for growth in our underlying business of critical care and cardiac surgery. However, we believe there is substantial room for growth. COVID-19 has opened doors and accelerated usage of CytoSorb in our international distributor and strategic partner network. We believe this momentum will continue post-COVID-19. In our direct territories, COVID-19 has been a significant driver of growth, but has also slowed our normal business due to fewer surgical procedures, hospital restrictions on sales representative access to physicians, and decreased effectiveness of major scientific conferences. We believe the significant investments made in our direct sales force has only begun to reflect in our overall product sales and will become much more apparent in a post-COVID world
o	Maximizing the Ticagrelor and Rivaroxaban E.U. approvals: We believe these applications can be significant drivers of sales growth for CytoSorb in 2021 and beyond. Due to the recent approvals earlier this year, and COVID-19 restrictions on access to hospitals and physicians, we have only begun to see a glimpse of what we can potentially achieve in this field. Our goal is for CytoSorb to rapidly become a de facto standard of care for this application worldwide

o	Expand in New Applications: CytoSorb has the potential to be a leader in many different fields, including cardiac surgery, with pending results from the REMOVE endocarditis trial, the blood thinner applications, and management of vasoplegic shock, as well as new applications in acute-on-chronic liver disease, and many other indications. We are committed to driving the data to support usage in many of these areas
o	Expansion of the International Team: We have continued to invest in our organization, increasing headcount to approximately 175 full-time and part-time employees, up from 153 earlier this year, focused primarily in commercialization, manufacturing, clinical development, and R&D. This reflects our confidence in our growth potential
o	Plant Expansion: We are evaluating potential options for plant expansion to achieve the next scale, capable of supporting $300-400M in sales of CytoSorb each year, which once operational is expected to expand blended product gross margins to well beyond 80%
o	Preparing for U.S. commercialization: We are in the process of recruiting a Vice President of U.S. Sales to help develop the strategy and lay the groundwork to commercialize CytoSorb in the U.S. for potential applications such as ticagrelor removal and to support COVID-19 sales in the interim
o	Streamlining the Balance Sheet: We believe we are in a strong financial position. After the expiration of our interest-only period, we have begun both interest and principal payments this month on our $15 million term loan with Bridge Bank, a division of Western Alliance Bank. We are finalizing an extensive evaluation of different options amongst an excellent network of lenders, exploring either refinancing or retiring the debt.”

Dr. Chan concluded, “I am extremely proud of our CytoSorbents team, executing very well in a challenging healthcare environment dominated by COVID-19, and am grateful to the medical community for continuing to embrace CytoSorb for many different applications. We are very excited about the potential for continued growth in 2021.”

“Please join us on our earnings conference call today, details for which are below.”

Conference Call Details:

Date: Wednesday, November 4, 2020

Time: 4:45 PM Eastern Time

Participant Dial-In:   877-451-6152

Conference ID: 13705996

Live Presentation Webcast: http://public.viavid.com/index.php?id=141897

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=141897

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://cytosorbents.com/investor-relations/financial-results/.

Results of Operations

Comparison for the three months ended September 30, 2020 and 2019:

Revenues:

Revenue from product sales was approximately $10,246,000 in the three months ended September 30, 2020, as compared to approximately $5,728,000 in the three months ended September 30, 2019, an increase of approximately $4,518,000, or 79%. This increase was driven by an increase in direct sales of approximately $2,063,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $2,455,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $262,000 for the three months ended September 30, 2020. Though difficult to quantitate, we estimate that approximately $2.7 million of total product sales in the third quarter of 2020 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, as a result of the increase in the average exchange rate of the Euro to the U.S. dollar, sales were positively impacted by approximately $428,000. For the three months ended September 30, 2020, the average exchange rate of the Euro to the U.S. dollar was $1.17 as compared to an average exchange rate of $1.11 for the three months ended September 30, 2019.

Grant income was approximately $301,000 for the three months ended September 30, 2020 as compared to approximately $367,000 for the three months ended September 30, 2019, a decrease of approximately $66,000 or 18%. This decrease was a result of delays in grant related work caused by the COVID-19 pandemic as our research and development employees were either deployed to work-from-home status or reassigned to assist in activities related to increasing the production of CytoSorb.

Total revenues were approximately $10,547,000 for the three months ended September 30, 2020, as compared to total revenues of approximately $6,095,000 for the three months ended September 30, 2019, an increase of approximately $4,452,000, or 73%.

Cost of Revenues:

For the three months ended September 30, 2020 and 2019, cost of revenue was approximately $2,890,000 and $1,696,000, respectively, an increase of approximately $1,194,000. Product cost of revenues increased approximately $1,279,000 during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 primarily as a result of increased sales. Product gross margins were approximately 74% for the three months ended September 30, 2020 and approximately 77% for the three months ended September 30, 2019. The decrease in gross margin in 2020 was due to an increase in percent contribution of lower margin distributor sales as well as additional costs primarily related to COVID-19 incentive payments to employees as a result of the continued rapid ramp-up of production during the three months ended September 30, 2020.

Research and Development Expenses:

For the three months ended September 30, 2020, research and development expenses were approximately $1,753,000 as compared to research and development expenses of approximately $3,185,000 for the three months ended September 30, 2019. The decrease of approximately $1,432,000 was due to a decrease in our clinical trial costs of approximately $1,045,000 which is due primarily to the pause in our Company-sponsored clinical trials as a result of hospital restrictions due to the COVID-19 pandemic, a decrease in non-clinical research and development salary related costs of approximately $337,000, a decrease in new product development costs of approximately $49,000 and a decrease in non-grant related research and development costs of approximately $86,000. These decreases were offset by a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $85,000, which had the effect of increasing the amount of our non-reimbursable research and development costs.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $580,000 for the three months ended September 30, 2020, as compared to approximately $733,000 for the three months ended September 30, 2019. The decrease of approximately $153,000 was due to a decrease in employment agency fees of approximately $34,000 and a decrease in legal fees of approximately $193,000. These increases were offset by an increase in consulting fees of approximately $35,000 and an increase in accounting fees of approximately $39,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $7,282,000 for the three months ended September 30, 2020, as compared to approximately $6,108,000 for the three months ending September 30, 2019, an increase of $1,174,000. This increase is related to an increase in salaries, commissions and other employee-related costs of approximately $1,345,000, an increase in royalty expenses of approximately $646,000 due to the increase in product sales, and an increase in non-cash stock compensation expense of approximately $286,000. These increases were offset by a decrease in travel and entertainment expenses of approximately $127,000, a decrease in sales and marketing expenses, which include advertising and conference attendance of approximately $546,000, a decrease in non-cash restricted stock expense of approximately $307,000 related to restricted stock units granted to the Company’s executive officers and a decrease in other general and administrative costs of approximately $123,000.

Interest Expense, net:

For the three months ended September 30, 2020, net interest expense was approximately $261,000, as compared to net interest expense of approximately $302,000 for the three months ended September 30, 2019. This decrease in net interest expense of approximately $41,000 was primarily a result of the interest income earned on our increased cash balances as a result of equity raised during 2020.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended September 30, 2020, the gain on foreign currency transactions was approximately $1,380,000 as compared to a loss of approximately $956,000 for the three months ended September 30, 2019. The 2020 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar at September 30, 2020 as compared to June 30, 2020. The spot exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at September 30, 2020, as compared to $1.12 per Euro at June 30, 2020. The 2019 loss was directly related to the decrease in the spot exchange rate of the Euro at September 30, 2019 as compared to June 30, 2019. The spot exchange rate of the Euro to the U.S. dollar was $1.09 per Euro at September 30, 2019, as compared to $1.14 per Euro at June 30, 2019.

Comparison for the nine months ended September 30, 2020 and 2019:

Revenues:

Revenue from product sales was approximately $27,922,000 in the nine months ended September 30, 2020, as compared to approximately $16,155,000 in the nine months ended September 30, 2019, an increase of approximately $11,767,000, or 73%. This increase was driven by an increase in direct sales of approximately $6,204,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $5,563,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $928,000 for the nine months ended September 30, 2020. Though difficult to quantitate, we estimate that approximately $6.9 million of total product sales in the nine months ended September 30, 2020 was due to the demand for CytoSorb to treat COVID-19 patients. The change in the Euro to U.S. dollar exchange rate did not have a significant impact on sales for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Grant income was approximately $1,127,000 for the nine months ended September 30, 2020 as compared to approximately $1,364,000 for the nine months ended September 30, 2019, a decrease of approximately $237,000 or 17%. This decrease was a result of delays in grant related work caused by the COVID-19 pandemic as our research and development employees were either deployed to work-from-home status or reassigned to assist in activities related to increasing production of CytoSorb.

Total revenues were approximately $29,049,000 for the nine months ended September 30, 2020, as compared to total revenues of approximately $17,519,000 for the nine months ended September 30, 2019, an increase of approximately $11,530,000, or 66%.

Cost of Revenues:

For the nine months ended September 30, 2020 and 2019, cost of revenue was approximately $8,525,000 and $5,269,000, respectively, an increase of approximately $3,256,000, primarily as a result of increased sales. Product gross margins were approximately 73% for the nine months ended September 30, 2020 and approximately 76% for the nine months ended September 30, 2019. The decrease in gross margin was due to an increase in percent contribution of lower margin distributor sales as well as certain costs associated with the rapid ramp-up of production during the nine months ended September 30, 2020.

Research and Development Expenses:

For the nine months ended September 30, 2020, research and development expenses were approximately $6,125,000 as compared to research and development expenses of approximately $8,533,000 for the nine months ended September 30, 2019. The decrease of approximately $2,408,000 was due to a decrease in our clinical trial costs of approximately $2,067,000, which was due primarily to the pause in our Company-sponsored clinical trials as a result of hospital restrictions due to the COVID-19 pandemic, a decrease in non-clinical research and development salary related costs of approximately $563,000 and a decrease in non-grant related research and development costs of approximately $112,000. These decreases were offset by a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $296,000, which had the effect of increasing the amount of our non-reimbursable research and development costs, and an increase in new product development costs of approximately $38,000.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $1,945,000 for the nine months ended September 30, 2020, as compared to approximately $1,887,000 for the nine months ending September 30, 2019. The increase of approximately $58,000 was due to an increase in employment agency fees of approximately $68,000 related to the hiring of senior level personnel, and increase in accounting and auditing fees of approximately $96,000 and an increase in consulting fees of approximately $7,000. These increases were offset by a decrease in legal fees of approximately $113,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $20,190,000 for the nine months ended September 30, 2020, as compared to $15,372,000 for the nine months ended September 30, 2019, an increase of $4,818,000. This increase is related to an increase in salaries, commissions and other employee-related costs of approximately $3,351,000, an increase in royalty expenses of approximately $934,000 due to the increase in product sales, an increase in non-cash stock compensation expense of approximately $1,677,000 and an increase in other general and administrative expenses of approximately $204,000. These increases were offset by a decrease in travel and entertainment expenses of approximately $365,000, a decrease in sales and marketing expenses, which include advertising and conference attendance of approximately $983,000.

Interest Expense, net:

For the nine months ended September 30, 2020, interest expense was approximately $840,000, as compared to interest expense of approximately $722,000 for the nine months ended September 30, 2019. This increase in interest expense of approximately $118,000 was primarily a result of the additional interest incurred related to the draw down of the $5,000,000 Term B Loan with Bridge Bank on July 31, 2019.

Gain (Loss) on Foreign Currency Transactions:

For the nine months ended September 30, 2020, the gain on foreign currency transactions was approximately $1,417,000 as compared to a loss of approximately $1,052,000 for the three months ended September 30, 2019. The 2020 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar at September 30, 2020 as compared to December 31, 2019. The spot exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at September 30, 2020, as compared to $1.12 per Euro at December 31, 2019. The 2019 loss was directly related to the decrease in the spot exchange rate of the Euro at September 30, 2019 as compared to December 31, 2018. The spot exchange rate of the Euro to the U.S. dollar was $1.09 per Euro at September 30, 2019, as compared to $1.15 per Euro at December 31, 2018.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At September 30, 2020, we had current assets of approximately $96,803,000 including cash on hand of approximately $87,978,000 and current liabilities of approximately $17,356,000. On July 24, 2020, the Company closed the sale of approximately 6,052,631 shares of its Common Stock and received gross proceeds of approximately $57.5 million and, after deducting the underwriting discounts and commissions and expenses related to the offering, received total net proceeds of approximately $53.8 million. In early July 2020, the Company received approximately $2,414,000 in proceeds related to the sale of shares pursuant to the Open Market Sale Agreement with Jefferies LLC and B. Riley FBR, Inc.

On July 31, 2019, the Company executed an Amendment to its Loan Agreement with Bridge Bank and, simultaneous with this Amendment, received $5 million in proceeds from an additional term loan. In addition, the Amendment extended the interest-only period of the loan through October 2020. Monthly principal payments of approximately $833,000 commence in November 2020.

We believe that we have sufficient cash to fund our operations well into the future.

COVID-19 Impact on Financial Results

The COVID-19 pandemic has, on the whole, been a positive driver for the Company’s financial performance during the past several quarters. Though difficult to quantitate, we estimate that approximately $2.7 million of our third quarter 2020 revenues and $6.9 million of our year-to-date revenues at September 30, 2020 were directly or indirectly related to COVID-19. Given the order patterns we are currently experiencing, we expect that the COVID-19 pandemic will continue to have a positive impact on product revenues in the fourth quarter of 2020 and potentially into the first quarter of 2021. These expectations may change depending on the severity of the illness associated with COVID-19, or containment of the pandemic.

For a more detailed discussion on the impact of the COVID-19 pandemic on our financial results, please see the Company’s Q3 2020 Form 10-Q, filed today with the Securities Exchange Commission.

Fourth Quarter 2020 Revenue Guidance

CytoSorbents has not historically given specific financial guidance on quarterly results until the quarter has been completed. However, notwithstanding uncertainty related to the COVID-19 pandemic, based upon current order patterns, we expect that Q4 2020 will be one of the Company’s strongest quarters to date in terms of product sales.

For additional information, please see the Company’s Form 10-Q for the period ended September 30, 2020 filed with the Securities Exchange Commission on November 4, 2020 and available at http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 66 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® has been used in more than 110,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma) and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $38 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including ECOS-300CY™, CytoSorb-XL™, HemoDefend-RGC™, HemoDefend-BGA™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others. For more information, please visit the Company’s websites at http://www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, including statements regarding our expectations about our cash runway, the advancement of our trials, our plans to initiate new trials, our goals to develop and commercialize CytoSorb and the timing thereof, the potential impact of COVID-19 on our operations and milestones, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements, particularly in light of the current coronavirus pandemic, where businesses can be impacted by rapidly changing state and federal regulations, as well as the health and availability of their workforce. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$10,246	$5,648	$27,.853	$16,009
Other sales	--	80	69	146
Total product sales	10,246	5,728	27,922	16,155
Grant income	301	367	1,127	1,364
Total revenue	10,547	6,095	29,049	17,519
Cost of revenue	2,891	1,696	8,525	5,269
Gross profit	7,656	4,399	20,524	12,250

Other Expenses:
Research and development	1,754	3,185	6,125	8,533
Legal, financial and other consulting	580	733	1,945	1,887
Selling, general and administrative	7,282	6,108	20,190	15,373
Total expenses	9,616	10,026	28,260	25,793
Loss from operations	(1,960)	(5,627)	(7,736)	(13,543)

Other income/(expense):
Interest expense, net	(261)	(302)	(840)	(721)
Gain (loss) on foreign currency transactions	1,381	(956)	1,417	(1,052)
Total other income(expense), net	1,120	(1,258)	577	(1,773)
Loss before benefit from income taxes	(840)	(6,885)	(7,159)	(15,316)
Benefit from income taxes	--	--	--	--
Net loss	$(840)	$(6,885)	$(7,159)	$(15,316)

Basic and diluted net loss per common share	$(0.02)	$(0.21)	$(0.19)	$(0.48)
Weighted average number of shares of common stock outstanding	41,593,218	32,365,700	37,350,564	32,189,430

Net loss	$(840)	$(6,885)	$(7,159)	$(15,316)

Other comprehensive income (loss):
Currency translation adjustment	(1,047)	812	(1,044)	868
Comprehensive income (loss)	$(1,887)	$(6,073)	$(8,203)	$(14,448)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2020 (Unaudited)	December 31, 2019 (As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$87,978	$12,233
Grants and accounts receivable, net	5,797	4,467
Inventories	2,025	2,114
Prepaid expenses and other current assets	1,002	2,088
Total current assets	96,802	20,902

Property and equipment, net	2,078	1,925
Right of use asset	1,132	1,071
Other assets	4,270	3,485
TOTAL ASSETS	$104,282	$27,383

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,386	$2,039
Current maturities of long-term debt	9,167	1,667
Lease liability – current portion	433	428
Accrued expenses and other current liabilities	5,371	5,802
Total current liabilities	17,357	9,936
Long-term debt, net of current maturities and debt issuance costs	5,993	13,386
Lease liability, net of current portion	699	643
TOTAL LIABILITIES	24,049	23,965

Total stockholders’ equity	80,233	3,418

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$104,282	$27,383

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

U.S. Public Relations Contact:
Eric Kim   Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com